EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-177919) pertaining to the Stock Option Subscription Plans, BSA Subscription Plans and BCE Subscription Plans of Sequans Communications S.A.,

(2)	Registration Statement (Form S-8 No. 333-180487) pertaining to the BSA (Warrants) Issuance Agreements dated January 11, 2011 and March 8, 2011 of Sequans Communications S.A., and

(3)	Registration Statement (Form F-3 No. 333-182854) of Sequans Communications S.A.;

of our report dated March 29, 2013, with respect to the consolidated financial statements of Sequans Communications S.A. included in the Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Frédéric Martineau

Represented by Frédéric Martineau

Paris – La Défense, France

March 29, 2013